Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 30, 2020, for Stone Ridge Trust VI for the period ended October 31, 2020 in the Registration Statement (Form N-2) of Stone Ridge Trust VI filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-234055).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 27, 2021